Exhibit 2.1
EXECUTION COPY

ASSET PURCHASE AGREEMENT
Dated February 16, 2007

-i-

-ii-

Page
12.14 Failure to Enforce	38
12.15 Schedules	38

-iii-

SCHEDULES, EXHIBITS,
APPENDICES AND ANNEXES

Schedule 1.1	-	Assumed Contracts, Business Trademarks, Business Copyrights and Business Domain Names
Schedule 2.4	-	Deferred Revenue
Schedule 2.6	-	Allocation of Purchase Price
Schedule 4.2	-	Liens
Schedule 4.3	-	No Conflict or Violation
Schedule 4.4	-	Consents and Approvals
Schedule 4.5	-	Business Pro Forma Financial Statements
Schedule 4.6	-	Absence of Certain Changes or Events
Schedules 4.7(a)-(d)	-	Assumed Contracts
Schedule 4.8	-	Litigation
Schedule 4.9	-	Advisors
Schedule 4.10	-	Intellectual Property
Schedule 4.11	-	Assets Necessary to the Business
Schedule 4.12	-	Employees
Schedule 4.13	-	Leased Real Property
Schedule 4.14(i)	-	Accounts Payable
Schedule 4.14(ii)	-	Application Fees
Schedule 4.15	-	Accounts Receivable
Schedule 5.6	-	Buyer’s Advisors

Exhibits:

Exhibit A	-	Confidentiality Agreement
Exhibit B	-	Form of Officer’s Certificate of Seller
Exhibit C	-	Form of Bill of Sale
Exhibit D	-	Form of Assignment and Assumption Agreement
Exhibit E	-	Form of Trademark Assignment
Exhibit F	-	Form of Copyright Assignment
Exhibit G	-	Form of Registrant Name Change Agreement
Exhibit H	-	Form of License Agreement
Exhibit I	-	Form of Transition Services Agreement
Exhibit J	-	Form of Sublease
Exhibit K	-	Form of Sales and Marketing Agreement
Exhibit L	-	Form of Officer’s Certificate of Buyer and the Company

Appendices:

Appendix A	-	Wire Transfer Instructions

-iv-

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated February 16, 2007 (together with all schedules, exhibits and appendices hereto, this “Agreement”), is entered into by and among MRU Holdings, Inc., a corporation organized and existing under the laws of Delaware (the “Company”), Embark Corp., a corporation organized and existing under the laws of Delaware and a wholly owned subsidiary of the Company (“Buyer”), and The Princeton Review, Inc., a corporation organized and existing under the laws of Delaware (“Seller”).
WITNESSETH:
     WHEREAS, through its Admissions Services Division, Seller is engaged in providing electronic application and prospect management tools to schools and higher education institution customers (“Institutions”) to better manage the recruitment and admissions process through the following five software modules: (i) Application Manager, (ii) Prospect Manager, (iii) Event Scheduler, (iv) Interview Scheduler and (v) Admissions Center ((i)-(v) and the customers associated therewith and as further outlined in Section 2.1, collectively, the “Business”);
     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the assets of Seller relating exclusively to the Business, other than Excluded Assets (the “Purchased Assets”), upon the terms and subject to the satisfaction of the conditions contained in this Agreement; and
     WHEREAS, Seller desires that Buyer assume, and Buyer has agreed to assume, liabilities of the Business upon the terms and subject to the satisfaction of the conditions contained in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
     1.1 Defined Terms. Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:
     “2006 Revenue” is defined in Section 2.4(ii).
     “2007 Revenue” is defined in Section 2.4(ii).
     “Accounting Firm” is defined in Section 2.5(ii).
     “Accounts Payable” is defined in Section 4.14(i)
     “Accrued PTO” is defined in Section 4.12.
     “Advisors” is defined in Section 4.9.
     “Admissions Center” means the Seller’s software module that integrates the Application Manager, the Prospect Manager, the Event Scheduler and the Interview Scheduler.
     “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to (x) vote 50% or more of the voting securities of such Person or (y) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms and phrases “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Aggregate PTO Value” is defined in Section 4.12.
     “Agreement” is defined in the preamble.
     “Ancillary Agreements” is defined in Section 3.2(x).
     “Application Fees” is defined in Section 4.14(ii).

     “Application Manager” means the Seller’s software module that is designed to provide outsourced hosting services for post-secondary institutions’ online application forms.
     “Assignment and Assumption Agreement” is defined in Section 3.2(iii).
     “Assumed Contracts” means the leases, licenses, contracts, commitments and agreements listed on Schedule 1.1.
     “Assumed Liabilities” is defined in Section 2.3.
     “Basket” is defined in Section 11.4(i).
     “Bill of Sale” is defined in Section 3.2(iii).
     “Business” is defined in the recitals.
     “Business Copyrights” means, as it relates exclusively to the Business, all of Seller’s right, title and interest in all works of authorship and all United States or foreign copyrights, both registered as listed on Schedule 1.1, and unregistered, and all extensions, renewals and restorations of them.
     “Business Domain Names” means all of Seller’s right, title and interest in the domain names and Uniform Resource Locators listed on Schedule 1.1.
     “Business Know-How” means, as it relates exclusively to the Business, all trade secrets, business methods, vendor information, lists and databases, and all documentation containing any of the foregoing.
     “Business Data” means, as it relates exclusively to the Business, copies of all of Seller’s records, data, files and lists, customers, dealers, vendors, suppliers, purchasing and sales records, and all materials related thereto.
     “Business Pro Forma Financial Statements” is defined in Section 4.5.
     “Business Trademarks” means, as it relates exclusively to the Business, all of Seller’s right, title and interest in all United States and foreign trademarks and service marks,

including unregistered marks and trade dress, together with the goodwill of the Business connected with them, together with all Federal, state, foreign or other registrations and all pending applications for registration therefor, any such applicable registrations or applications as listed on Schedule 1.1.
     “Buyer” is defined in the preamble.
     “Buyer Indemnified Parties” is defined in Section 11.1.
     “Buyer Paid Accounts Payable” is defined in Section 7.6(i).
     “Buyer’s Advisors” is defined in Section 5.6.
     “Cash Portion” is defined in Section 2.4(i).
     “Claim” is defined in Section 11.3.
     “Closing” is defined in Section 3.1.
     “Closing Date” is defined in Section 3.1.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “CollegeNet Litigation” means the lawsuit of CollegeNet, Inc. against Seller, currently filed in the U.S. District Court for the District of Oregon.
     “Company” is defined in the preamble.
     “Competitive Activity” is defined in Section 9.1(i).
     “Confidential Information” means the “Evaluation Material” as that term is defined in that certain Confidentiality Agreement, dated September 28, 2006, by and between Seller and Buyer, which is attached to this Agreement as Exhibit A.
     “Copyright Assignment” is defined in Section 3.2(v).
     “Damages” is defined in Section 11.1.

     “Deferred Revenue”, in regard to any Assumed Contract for which Seller has billed a customer as of the Closing Date, means any amount billed that will be earned on such Assumed Contract after the Closing Date.
     “Deferred Revenue Amount” equals $842,713, which is the aggregate amount of Deferred Revenue in regard to all Assumed Contracts and which was calculated pursuant to the formula set forth on Schedule 2.4.
     “Earn-Out Payment” is defined in Section 2.4(ii).
     “Event Scheduler” means the Seller’s software module that is designed to assist admissions officers in streamlining event planning.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Assets” is defined in Section 2.2.
     “Expiration Date” is defined in Section 12.1.
     “GAAP” is defined in Section 2.4(ii).
     “Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality.
     “Income Tax” means any federal, state, local or foreign tax based on or measured by reference to net income, including any interest, penalty or addition thereto, whether disputed or not.
     “Indemnifying Party” is defined in Section 11.3.
     “Intellectual Property” is defined in Section 4.10(i) .
     “Interview Scheduler” means the Seller’s software module that is designed to assist admissions officers in managing the interview process.
     “Institutions” is defined in the recitals.

     “Laws” means all regulations, rules, orders, writs or decrees of all Governmental Entities applicable to Seller.
     “Leased Real Property” is defined in Section 4.13.
     “License Agreement” is defined in Section 3.2(vii).
     “Liens” is defined in Section 4.2.
     “Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), operations, performance and properties of the Business taken as a whole.
     “Missing Service Contracts” means those Assumed Contracts listed on Schedule 4.7(d) in regard to which Seller has provided Buyer with insertion orders but has not provided Buyer with executed service agreements.
     “Non-Compete Period” is defined in Section 9.1.
     “Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.
     “Prepaid Expenses” means an amount equal to $240,962, which amount represents the aggregate amount of prepaid expenses attributable to the period following the Closing Date, including such expenses in connection with commissions on Assumed Contracts.
     “Products” is defined in Section 2.1.
     “Proposed New Hires” is defined in Section 4.12.
     “Prospect Manager” means the Seller’s software module designed to assist admissions officers in marketing themselves and managing their communications with potential applicants.
     “Purchase Price” is defined in Section 2.4.
     “Purchased Assets” is defined in the recitals.

     “Registrant Name Change Agreement” is defined in Section 3.2(vi).
     “Report” is defined in Section 2.5(i) .
     “Sales and Marketing Agreement” is defined in Section 3.2(x).
     “Schedules” is defined in the introduction of Article IV.
     “Seller” is defined in the preamble.
     “Seller’s Accountant” is defined in Section 2.5(i).
     “Seller Indemnified Parties” is defined in Section 11.2.
     “Tax” or “Taxes” means any obligation or liability (including any tax, withholding, fee, assessment or charge) imposed by any taxing authority, including income, gross receipts, ad valorem, capital stock, value added, license, franchise, employment, excise, environmental (including taxes under Section 59A of the Code) withholding, social security (or similar), workers compensation, occupation, payroll, unemployment compensation, disability, utility, severance, windfall profits, profits, production, stamp, customs duties, real or personal property, transfer, intangibles, documentary, gains, sales or use taxes, alternative or add-on minimum, estimated, or other levies, charges or assessments of any kind, together with any and all interest, penalties and additions imposed with respect thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Trademark Assignment “ is defined in Section 3.2(iv) .
     “Transition Services Agreement” is defined in Section 3.2(ix).

ARTICLE II
PURCHASE AND SALE OF ASSETS
     2.1 Purchased Assets. At the Closing, upon the terms and subject to the satisfaction of the conditions contained in this Agreement, Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of all Liens, all of Seller’s right, title and interest in, to and under the personal property, tangible or intangible, owned by Seller and constituting the Purchased Assets consisting of (i) all of Seller’s right, title and interest in each module of the Application Manager, Prospect Manager, Event Scheduler , Interview Scheduler and Admissions Center (collectively, the “Products”); (ii) the Assumed Contracts; (iii) the Business Trademarks; (iv) the Business Copyrights; (v) the Business Data; (vi) the Business Domain Names; and (vii) the Business Know-How.
     2.2 Excluded Assets. Seller will retain, and Buyer will not purchase, any of assets of Seller not exclusively relating to the Business and not identified in Section 2.1 above, including the following (collectively, the “Excluded Assets”), all of which shall remain the exclusive property of Seller, free and clear of any claim of Buyer except as provided for herein:
     (i) all accounts receivable of Seller, including those that relate to the Business;
     (ii) cash and cash equivalents;
     (iii) any refund or credit (a) related to Taxes paid prior to the Closing Date, whether such refund is received as a payment or as a credit against future Taxes payable, or (b) arising under any Assumed Contracts and relating to a period before the Closing Date;
     (iv) the desktop and laptop computers used by the Transferred Employees;
     (v) all intercompany receivables and intercompany payables, including any interest thereon, of Seller from divisions or Affiliates of Seller;
     (vi) all rights of Seller under this Agreement or any Ancillary Agreement;

     (vii) claims or rights against third parties to the extent such claims relate to the Excluded Assets; and
     (viii) claims, rights and choses in action of Seller against third parties arising out of or in connection with the Purchased Assets, or any of the Assumed Liabilities prior to the Closing Date.
     2.3 Assumed Liabilities. Upon the terms and subject to the satisfaction of the conditions of this Agreement, at the Closing, Seller will assign, and Buyer will assume, the Assumed Liabilities. Thereafter, Buyer shall pay and discharge the Assumed Liabilities when such Assumed Liabilities become due and owing. All liabilities of Seller not specifically assumed by Buyer pursuant to this Agreement will remain the obligation of Seller. The “Assumed Liabilities” shall mean all ordinary course liabilities that relate to the Business which shall include:
     (i) all duties, liabilities or obligations relating to Assumed Contracts, including services that have not yet been performed or rendered as of the Closing Date and any defined revenue associated therewith;
     (ii) all costs, expenses and judgments arising out of the CollegeNet Litigation that relate to the operation of the Business on or after the Closing Date;
     (iii) all liabilities and obligations in respect of Taxes for which Buyer is liable pursuant to Article X; and
     (iv) any duties, liabilities or obligations in respect of the Business for periods after the Closing Date.
     2.4 Purchase Price. The purchase price (the “Purchase Price”) for the Purchased Assets shall consist of the following items (i) and (ii):
     (i) an amount equal to $6,320,143 in cash (the “Cash Portion”), which amount will be payable at Closing, by wire transfer in immediately available funds, which amount shall be equal to (A) $7,000,000 minus (B) the sum of (x) the Aggregate PTO Value and (y) the Deferred Revenue Amount, plus (C) the Prepaid Expenses; and

     (ii) if the revenue earned by the Business during the calendar year ended December 31, 2007, for the periods both before and after the Closing (determined in accordance with generally accepted accounting principles (“GAAP”), consistent with the methods used by the Seller for the fiscal year ended December 31, 2006 (the “2007 Revenue”), is greater than the pro-forma revenue earned by the Business for the fiscal year ended December 31, 2006, determined in accordance with GAAP, (the “2006 Revenue”), the Buyer shall pay to the Seller an amount equal to $1,250,000 in cash, which will be payable on or before December 31, 2008, by wire transfer in immediately available funds. If 2007 Revenue is less than the 2006 Revenue, the Buyer shall pay to the Seller an amount equal to any positive amount equal to (a) the product of (x) $8,250,000 times (y) the quotient of (A) the 2007 Revenue divided by (B) the 2006 Revenue, minus (b) $7,000,000, in cash, which will be payable on or before December 31, 2008, by wire transfer in immediately available funds (the “Earn-Out Payment”). In the event that any amounts of the Earn-Out Payment are disputed in accordance with Section 2.5, Buyer will pay all amounts that are not in dispute on or before December 31, 2008. In no event will Seller owe Buyer any amounts under this Section 2.4(ii). Buyer and Seller understand and agree that the above formula is based upon an understanding that Buyer will not modify the Business’s current business model or pricing during the fiscal year ending December 31, 2007. In the event that the business model or pricing is changed, other than in the ordinary course of business to enable Buyer to compete effectively in the market, in a manner that could reasonably be expected to cause revenues to decline when compared to the business model or pricing existing as of the Closing Date, the parties agree to negotiate in good faith and to modify the above formula to best ensure that the Seller gets the full benefit of the above contemplated payment. For instance, if the pricing for the products or services of the Business were reduced, the parties agree that a similar ratio of reduction in the 2007 revenue target would be appropriate.

     2.5 Verifications and Adjustments.
     (i) Buyer will deliver to Seller by February 29, 2008, a true and accurate written statement of the 2007 Revenue and the Earn-Out Payment amount, which will show in detail the basis of the 2007 Revenue and the basis of the calculation of the Earn-Out Payment amount (the “Report”). Seller and an independent certified accountant retained by Seller (“Seller’s Accountant”) will have 90 days to notify Buyer that Seller objects to any of Buyer’s calculations, which notice will set forth in detail the grounds for any such objections. If no such notice of objection is given within such period, or upon Seller notifying Buyer that Seller is in agreement with any of Buyer’s calculations, such Buyer’s calculation of the 2007 Revenue will be final and binding on the parties for purposes of this Agreement. In the event that Seller’s Accountant concludes that the 2007 Revenue calculation is incorrect, Seller or Seller’s Accountant will meet or consult with Buyer or Buyer’s independent certified accountant to attempt to reconcile the difference between the calculations of the respective accountants. All fees charged and expenses incurred by Seller’s Accountant or Buyer’s accountant(s) in connection with any inspections, meetings or consultations provided for herein will be borne by the party to this Agreement incurring such fees and expense.
     (ii) If the parties are unable to resolve such objection within 14 days after receipt of the aforesaid notice from Seller, then the parties will refer their dispute to the New York office of a nationally recognized accounting firm agreed to by the parties (the “Accounting Firm”). The Accounting Firm will make the final determination of the 2007 Revenue. The Accounting Firm will be instructed to make such determination as soon as reasonably practicable after its retention. The determination of the 2007 Revenue by the Accounting Firm will be final and binding on the parties for purposes of this Agreement. The fees of the Accounting Firm shall be paid (a) by Buyer if Buyer’s calculation of the 2007 Revenue is different than the Accounting Firm’s determination by an amount that is more than five percent (5%) and (b) by the Seller if Buyer’s calculation of the 2007 Revenue, is different than the Accounting Firm’s determination by an amount that is five percent (5%) or less.

     (iii) Buyer will keep full, true and accurate books of account containing information necessary for the purpose of calculating the 2007 Revenue. Upon 5 days prior written notice, such books will be made available for inspection by Seller’s Accountant for the sole purpose of verifying the accuracy of the Reports rendered under this Section 2.5, and the Seller’s Accountant will be entitled to inspect only such information as is necessary for such verification. Seller’s Accountant will report to Seller only whether Buyer has provided accurate Reports with respect to revenues under this Section 2.5 and, if not, the correct numbers. Any such inspection shall take place during Buyer’s normal business hours at the place where such books and records are ordinarily maintained and will be conducted in a manner reasonably calculated to minimize the disruption of Buyer’s business. Seller and Seller’s Accountant will keep any information obtained during such inspection confidential in accordance with Section 7.2 and, upon request of Buyer, will enter into a written confidentiality agreement prior to commencing said inspection. The rights granted to Seller in this Section 2.5 will constitute Seller’s sole and exclusive right to examine Buyer’s books and records.
     2.6 Allocation of Purchase Price. The Purchase Price will be allocated among the Purchased Assets as set forth in Schedule 2.6. The allocation shall be in accordance with Code Section 1060 and Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon Buyer and Seller. Seller and Buyer and their Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation set forth in Schedule 2.6. Neither Seller nor Buyer shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.
ARTICLE III
CLOSING
     3.1 Closing. Unless the parties otherwise agree in writing, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”). The Closing shall be held at 5:00 p.m., New York time, on the

Closing Date at the offices of Patterson Belknap Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York 10036.
     3.2 Seller’s Deliveries at the Closing. At the Closing, Seller shall deliver to Buyer:
     (i) an Officer’s Certificate of Seller, executed by an appropriate officer of Seller, in the form attached hereto as Exhibit B;
     (ii) a bill of sale (the “Bill of Sale”), executed by Seller, in the form attached hereto as Exhibit C;
     (iii) an assignment and assumption agreement (the “Assignment and Assumption Agreement”), executed by Seller, in the form attached hereto as Exhibit D;
     (iv) an assignment and transfer of trademark agreement (the “Trademark Assignment”), executed by Seller, in the form attached hereto as Exhibit E;
     (v) an assignment and transfer of copyrights agreement (the “Copyright Assignment”), executed by Seller, in the form attached hereto as Exhibit F;
     (vi) an assignment and transfer of domain names agreement (the “Registrant Name Change Agreement”), executed by Seller, in the form attached hereto as Exhibit G or the appropriate transfer form as dictated by the applicable registrar to the entities legally allowed to accept such transfer, which shall be determined by Buyer;
     (vii) a license agreement (the “License Agreement “), executed by Seller, in the form attached hereto as Exhibit H;
     (viii) a transition services agreement (the “Transition Services Agreement”), executed by Seller, in the form attached hereto as Exhibit I;
     (ix) a sublease agreement (the “Sublease”), executed by Seller, in the form attached hereto as Exhibit J;

     (x) a sales and marketing agreement (the “Sales and Marketing Agreement”, and together with the Bill of Sale, the Assignment and Assumption Agreement, the Trademarks Agreement, the Copyright Assignment, the Registrant Name Change Agreement, the Transition Services Agreement and the Sublease, the “Ancillary Agreements”), executed by Seller, in the form attached hereto as Exhibit K; and
     (xi) such other deeds, endorsements, assignments, assumptions and all other instruments of transfer, reasonably satisfactory in form and substance to Buyer and its counsel, as shall be necessary to vest in Buyer all of Seller’s interest in and title to the Purchased Assets and the Assumed Liabilities; provided, however, that such additional documents will not contain any additional representations, warranties or indemnities.
     3.3 Buyer’s Deliveries at the Closing. At the Closing, Buyer shall deliver to Seller:
     (i) the Cash Portion, in immediately available funds, by wire transfer pursuant to the instructions set forth on Appendix A;
     (ii) an Officer’s Certificate of each Buyer and the Company, executed by an appropriate officer of Buyer and the Company, in the form attached hereto as Exhibit L;
     (iii) the Assignment and Assumption Agreement, executed by Buyer;
     (iv) the Trademark Assignment, executed by Buyer;
     (v) the Copyright Assignment, executed by Buyer;
     (vi) the Registrant Name Change Agreement, executed by Buyer;
     (vii) the Sales and Marketing Agreement, executed by the Company;
     (viii) the License Agreement, executed by Buyer;
     (ix) the Sublease, executed by the Company;

     (x) the Transition Services Agreement, executed by Buyer; and
     (xi) such other agreements, assumptions and all other instruments of transfer, reasonably satisfactory in form and substance to Seller and its counsel, as shall be necessary to vest in Buyer all of Seller’s interest in and title to the Purchased Assets and the Assumed Liabilities, provided, however, that such additional documents will not contain additional representations, warranties or indemnities.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as specifically set forth on the disclosure schedules attached to this Agreement (the “Schedules”), Seller hereby represents and warrants to Buyer that as of the Closing Date:
     4.1 Organization of the Seller; Authorization; Binding Effect. Seller is validly existing and in good standing as a corporation under the laws of the State of Delaware and has full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. Seller has all necessary corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, and has taken all corporate action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each of this Agreement and each of the Ancillary Agreements to which it is a party, has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party by Buyer, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered at equity or at law.
     4.2 Title to Purchased Assets. Except as set forth on Schedule 4.2, Seller has good and marketable title to all of the Purchased Assets to be conveyed by it and that are material to the Business, free and clear of all liens, claims, security interests, pledges, rights of others and encumbrances of every kind and nature other than those resulting from Taxes that have not yet become due or owing (collectively “Liens”), and will convey the same to Buyer as of the Closing Date.
     4.3 No Conflict or Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Seller, (ii) a breach of, or a default under, or a right to accelerate with respect to, any contract, commitment or other obligation to which Seller is a party or is subject or by which any of the Purchased Assets is bound, which would prevent Seller from consummating the transactions contemplated by this Agreement, or (iii) a violation by Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which would prevent Seller from consummating the transactions contemplated by this Agreement.
     4.4 Consents and Approvals. Except as set forth on Schedule 4.4, no consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or other third party is required to be made or obtained by Seller on, prior to or after the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.
     4.5 Business Pro Forma Financial Statements. Schedule 4.5 contains true, correct and complete copies of the Business’s pro forma, unaudited financial data as at and for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 (all of such financial data are collectively referred to as the “Business Pro Forma Financial Statements”). Each of the Seller Financial Statements is in accordance with the books and records of Seller, has been prepared in conformity with the accounting policies, practices and procedures of the Business applied on a consistent basis throughout the periods indicated, and fairly presents, in all material respects, the unaudited pro forma statement of income of the Business and the unaudited pro forma balance sheet of the Business. The Business Pro Forma Financial Statements do not reflect the Excluded Assets or the revenues, costs, income or loss related thereto except as specifically noted.
     4.6 Absence of Certain Changes or Events. Except as set forth on Schedule 4.6 and except for the execution and delivery of this Agreement and the transactions contemplated hereby, since December 31, 2006 through the date hereof, Seller has conducted the Business in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:
     (i) any material adverse change in the financial condition, results of operations or business of the Business;
     (ii) any material damage, destruction or loss (whether or not covered by insurance) with respect to any Purchased Assets or the Business;
     (iii) any obligation or liability incurred in connection with the Purchased Assets or the Business or any transaction, contract or commitment entered into by Seller in connection with the Business, other than such items incurred or entered into in the ordinary course of business and in a manner consistent with past practice;
     (iv) any revaluation by Seller of any Purchased Assets or the Business, including writing down or writing off the value of any notes or accounts receivable other than in the ordinary course of business and in a manner consistent with past practice; or
     (v) any agreement or understanding, whether in writing or otherwise, for Seller to take any of the actions specified in clauses (i) through (iv) above.
     4.7 Certain Contracts and Arrangements. Except as set forth on Schedule 4.7(a), Seller, with respect to the Business, is not a party to or bound by any written or oral (i) contract, agreement or commitment providing for the purchase or sale of assets with an aggregate purchase price in excess of Twenty-Five Thousand Dollars ($25,000); (ii) agreement, contract or commitment relating to capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000); (iii) license, whether as licensor or licensee, of any invention (whether patented or not), trade secret, know-how, copyright, trademark or trade name or other intellectual property material to the Business; (iv) lease or sublease as lessee or lessor of, or option relating to, real estate; (v) lease as lessee or lessor of personal property with aggregate lease payments in excess of Twenty-Five Thousand Dollars ($25,000); (vi) capitalized lease or sale-leaseback agreement; (vii) royalty agreement providing for payments to or from the Seller in excess of Twenty-Five Thousand Dollars ($25,000); or (viii) other contract or agreement providing for payments to or from the Seller in excess of Fifty Thousand Dollars ($50,000). Except as set forth on Schedule 4.7(b), each agreement or arrangement set forth on Schedule 4.7(a) is in full force and effect and is legal, valid and binding and enforceable against each other person or party to such agreement or arrangement, except where failure to be in full force and effect would not result in a Material Adverse Effect. Except as set forth on Schedule 4.7(c), neither Seller, nor to Seller’s knowledge, any other party to any such agreement or arrangement set forth in Schedule 4.7(a), is in breach thereof or default thereunder except where such breach or default would not result in a Material Adverse Effect. Except as set forth on Schedule 4.7(d), Seller has delivered to Buyer true, correct and complete copies of each of such written agreement or arrangement set forth in Schedule 4.7(a). The principal business terms of the Missing Service Contracts listed on Schedule 4.7(d) are set forth in each respective insertion order provided by Seller to Buyer, each such Missing Service Contract will be assigned to Buyer at Closing in accordance with the terms of this Agreement and any service agreement in respect of any such Missing Service Contract is on terms substantially similar to the service agreements in respect of the service agreements for the Assumed Contracts that are not Missing Service Contracts.
     4.8 Litigation. Except as set forth on Schedule 4.8, to the knowledge of Seller, there is no material action, order, writ, injunction, judgment or decree outstanding, or suit, litigation, proceeding, arbitration, investigation or claim pending, before any court, Governmental Entity or arbitrator, relating to the Purchased Assets, or the transactions contemplated by this Agreement.
     4.9 Advisors. Except as set forth on Schedule 4.9, Seller has not employed, nor is subject to any valid claim of, any broker, finder, investment banker, consultant or other intermediary (“Advisors”) in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions. Seller is solely responsible for any payment, fee or commission that may be due to the Advisors in connection with the transactions contemplated hereby.

     4.10 Intellectual Property.
     (i) Seller owns, or is licensed or otherwise possesses valid rights to use, the Business Trademarks, Business Copyrights, Business Domain Names and Business Know-How (collectively, the “Intellectual Property”), except where any failure to own, license or otherwise possess valid rights to use the Intellectual Property would not result in a Material Adverse Effect.
     (ii) Except as set forth on Schedule 4.10, no Business Trademark set forth on Schedule 1.1 has been within the last three (3) years or is now involved in any third-party opposition or cancellation proceeding in the United States Patent and Trademark Office.
     (iii) The Business as presently conducted does not infringe any valid patents, trademarks, trade names, service marks or copyrights of any third party, except for any such infringement that would not result in a Material Adverse Effect.
     (iv) The Seller has performed the obligations required to be performed by it under the terms of any Assumed Contract pursuant to which the Seller has rights in any Intellectual Property, except for any failure to perform that would not result in a Material Adverse Effect, and neither the Seller, nor, to the knowledge of Seller, any third party, is in default under any such agreement, except for any default that would not reasonably be likely to result in a Material Adverse Effect.
     (v) Except as set forth on Schedule 4.10, to the knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed by Seller that would result in any material restriction on Buyer’s rights to use and commercially exploit the Purchased Assets.
     (vi) Seller is not a party to, or bound by, any non-disclosure or similar agreement related to the Intellectual Property that in any manner would result in any material restriction on Buyer’s rights to use and commercially exploit the Purchased Assets.
     (vii) Seller has complied with all legal requirements for applying for, registering and maintaining the Business Domain Names listed on Schedule 4.10.
     4.11 Assets Necessary to the Business. Except as set forth on Schedule 4.11, following the Closing, Buyer will have all necessary assets and rights, including rights to be conveyed under the Ancillary Agreements, to carry on the Business in all material respects in the same manner and to the same extent as at the Closing Date.
     4.12 Employee Matters. Schedule 4.12 sets forth a true, correct and complete list of the name of each employee of the Seller who exclusively or principally serve the Business (the “Proposed New Hires”). Schedule 4.12 sets forth each such Proposed New Hire’s current job title, current compensation (including bonus amounts for the most recently completed fiscal year of Seller). Schedule 4.12 sets forth (i) each such Proposed New Hire’s paid time off accrued during such Proposed New Hire’s employment by Seller and not used as of the Closing Date (the “Accrued PTO”), (ii) the dollar value of each such Proposed New Hire’s Accrued PTO and (iii) the aggregate dollar value of the Proposed New Hires Accrued PTO (the “Aggregate PTO Value”).
     4.13 Real Property. Seller owns no real property used in connection with the Business. Set forth on Schedule 4.13 is a true, correct and complete list of the real property leased to Seller and used primarily or exclusively in connection with the Business (the “Leased Real Property”). Except as set forth on Schedule 4.13, Seller has valid leases under which Seller is entitled to occupy and use in the operation of the Business all such Leased Real Property, and there is no breach or default on the part of Seller under any such lease or, to the knowledge of Seller, any other party to any such lease, except for any such breach or default as would not have a Material Adverse Effect.
     4.14 Accounts Payable and Application Fees.
          (i) Set forth on Schedule 4.14(i) is an aged-detailed list of the accounts payable related to the Business as of February 15, 2007 (“Accounts Payable”).

          (ii) Set forth on Schedule 4.14(ii) is a list of all application fees collected by Seller for the benefit of customers related to the Business as of February 15, 2007 (“Application Fees”).
     4.15 Accounts Receivable. Schedule 4.15 contains an aged-detailed list of the accounts receivable related to the Business as of February 15, 2007 and all reserves reflected on the Seller’s books and records related to the Business as of February 15, 2007.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND THE COMPANY
     Except as specifically set forth on the Schedules attached to this Agreement, Buyer and the Company hereby jointly and severally represent and warrant to Seller that as of the date hereof:
     5.1 Organization. Each of Buyer and the Company is duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.
     5.2 Authorization. Each of Buyer and the Company has all necessary company power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, and has taken all company action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by both Buyer and the Company and, assuming the due execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party, by Seller, is a legal, valid and binding obligation of each of Buyer and the Company, enforceable against each of Buyer and the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered at equity or at law.
     5.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of either Buyer or the Company, (ii) a breach of, or a default under, or a right to accelerate with respect to, any term or provision of any contract, commitment or other obligation to which either Buyer or the Company is a party or is subject, which would interfere with the ability of either Buyer or the Company to consummate the transactions contemplated by this Agreement or (iii) a violation by either Buyer or the Company of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which would interfere with the ability of either Buyer or the Company to consummate the transactions contemplated by this Agreement.
     5.4 Consents and Approvals. No consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or other third party, that has not already been made, is required to be made or obtained by either Buyer or the Company on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not interfere in any material way with the ability of either Buyer or the Company to consummate the transactions contemplated by this Agreement.
     5.5 Litigation. To the knowledge of Buyer or the Company, there is no material action, order, writ, injunction, judgment or decree outstanding, or suit, litigation, proceeding, labor dispute, arbitration, investigation or reported claim pending before any court, Governmental Entity or arbitrator, which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement or would, if successful, materially and adversely affect the ability of either Buyer or the Company to consummate the transactions contemplated by this Agreement.
     5.6 Advisors. Except as set forth on Schedule 5.6 (the “Advisors”), neither Buyer nor the Company has employed, or is subject to any valid claim of, any Advisor in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions. Buyer is solely responsible for any payment, fee or commission that may be due to the Buyer’s Advisors in connection with the transactions contemplated hereby, and the Company is solely responsible for any payment, fee or commission that may be due to the Company ‘s Advisors in connection with the transactions contemplated hereby.
     5.7 Due Diligence by Buyer. Each of Buyer and the Company acknowledge that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Buyer and the Company has relied solely on the results of its own independent investigation and the representations and warranties of Seller set forth in Article IV, including the Schedules hereto (and any updates thereto). Such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller to Buyer and the Company in connection with the transactions contemplated hereby, and each of Buyer and the Company acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to condition, merchantability, or suitability as to any of the assets of the Business and it is understood that Buyer takes the Purchased Assets and the Business as is and where is (subject to the benefit of the representations warranties set forth in this Agreement). Each of Buyer and the Company further acknowledges and agrees that any cost estimates, projections or other predictions that may have been provided to Buyer or the Company or any of its employees, agents or representatives are not representations or warranties of Seller. Neither Buyer nor the Company has knowledge that any of the representations and warranties of Seller in this Agreement is not true and correct, and neither Buyer nor the Company has knowledge of any errors in, or omissions from, the Schedules.
ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Conditions to Obligations of Buyer and the Company. The obligations of Buyer and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions:

     (i) each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date) in all material respects, and Seller will, on or before the Closing Date, have performed all of its obligations under this Agreement in all material respects, which by the terms of this Agreement are to be performed on or before the Closing Date;
     (ii) Seller shall have delivered each of Seller’s deliverables specified in Section 3.2, and
     (iii) there shall not be instituted or pending any action or proceeding by any third party before any Governmental Entity seeking to restrain or prohibit the transactions contemplated by this Agreement.
     6.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions:
     (i) each of the representations and warranties of Buyer and the Company contained in this Agreement shall be true and correct as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date) in all material respects, and Buyer and the Company shall, on or before the Closing Date, have performed all of its obligations under this Agreement in all material respects, which by the terms of this Agreement are to be performed on or before the Closing Date;
     (ii) Buyer shall have delivered each of Buyer’s deliverables specified in Section 3.3; and
     (iii) there shall not be instituted or pending any action or proceeding by any third party before any Governmental Entity seeking to restrain or prohibit the transactions contemplated by this Agreement.

ARTICLE VII
COVENANTS
     7.1 Confidentiality.
     (i) From and after the date of this Agreement, Seller will hold confidential all Confidential Information that relates to the Business and shall not without the express consent of Buyer, use any Confidential Information for purposes other than those permitted in this Agreement or, without the prior written consent of Buyer, disclose any Confidential Information to any Person who does not need to use such Confidential Information for purposes of this Agreement or the transactions contemplated hereby. Seller shall take reasonable measures and efforts to provide protection for Confidential Information, including measures at least as strict as those each party uses to protect its own Confidential Information, so long as those measures are not negligent. Seller shall cause the backup copies of server data that it retains subsequent to Closing for use in the CollegeNet Litigation to be delivered to counsel representing Buyer in connection with such litigation and to be retained solely by such counsel for the duration of the time that such data is so used. After the conclusion of the CollegeNet Litigation, or such earlier time as the data is not longer needed in connection therewith, Seller shall promptly deliver all copies of such data, in whatever form, to Buyer.
     (ii) From and after the date of this Agreement, Buyer and the Company will hold confidential and will not, without the written consent of Seller, use any information which either Buyer or the Company received from Seller in connection with its due diligence review of Seller which relates to the Excluded Assets but not the Purchased Assets or Assumed Liabilities for purposes other than those permitted in this Agreement or, without the prior written consent of Seller, disclose any such information to any Person who does not need to use such information for purposes of this Agreement or the transactions contemplated hereby.
     (iii) This Section 7.1 will not apply to information (a) which is publicly known through no fault of the party otherwise subject to the confidentiality obligation, (b) which has been disclosed to either party by others without any obligation of confidentiality, (c) in connection with the filing of any Tax Returns by either party, and (d) the disclosure of which is required by law.
     (iv) In addition, after the date hereof Buyer, the Company and Seller agree to keep confidential the terms and conditions of this Agreement, other than (i) as required in connection with obtaining any necessary consents required to consummate the transactions contemplated hereby, and (ii) any disclosure obligations of Seller under the Securities Act or the Exchange Act as determined in Seller’s sole discretion.
     7.2 Compliance with Laws. Buyer, the Company and Seller agree to cooperate, at or after the Closing Date, in taking such actions as may be necessary to effectuate the transfer of the Purchased Assets in compliance with all laws and regulations applicable thereto, including any governmental or regulatory notifications and filings required to be made for the consummation of the transactions contemplated by this Agreement.
     7.3 Post-Closing Assistance. After the Closing Date, Seller and Buyer will, during normal business hours and upon reasonable request, give each other and each other’s representatives, as the case may be, reasonable access to all of Seller’s business information related exclusively to the Business retained by Seller or acquired by Buyer, as the case may be, pursuant to this Agreement required by such requesting party in connection with any legal proceedings, the preparation or filing of any Tax return or the filing of any SEC report or registration statement; provided, however, that (a) any such request will not interfere unreasonably with the operation of the other parties’ business, (b) such request will not require the furnishing party to take any action that would constitute a waiver of the attorney-client privilege and (c) the furnishing party need not supply the requesting party with any information that the furnishing party is under a legal obligation not to supply. Any information obtained pursuant to this Section 7.3 or pursuant to any other Section providing for sharing of information will be kept confidential by the parties in accordance with Section 7.1.
     7.4 Prorated Operating Expenses.
     (i) Seller and Buyer agree that all of the items normally prorated relating to the normal operating expenses of the Business will be prorated as of the

Closing Date, with Seller liable to the extent such items relate to any time period through the Closing Date, and Buyer liable to the extent such items relate to periods subsequent to the Closing Date.
     (ii) In connection with the prorations referred to in clause (i) above, in the event that actual figures are not available at the Closing Date, the proration will be made within 30 days of the date that the actual amounts become available. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 7.4. Any amount due to Seller, on the one hand, or Buyer, on the other hand, pursuant to this Section 7.4 will be payable to Seller or Buyer, as the case may be, no later than the tenth day following the making of the prorations called for in this Section 7.4.
     7.5 Further Assurances.
     (i) From time to time after the date of this Agreement, without further consideration, Seller, the Company and Buyer, at their own expense, will execute and deliver such additional instruments and other documents and will take such further actions as may be necessary or appropriate to effectuate, carry out and comply with the terms of this Agreement and the transactions contemplated hereby.
     (ii) To the extent that Seller’s rights under any Assumed Contract may not be assigned without the consent of another Person, which consent has not been obtained prior to the Closing Date, this Agreement will not constitute an assignment of the same if an attempted assignment would constitute a breach thereof or be unlawful. If, after the Closing, Buyer reasonably believes that consent of any Person to assignment is required in order for it to have the commercial benefit of any Assumed Contract for the remainder of its term and current provisions, Seller agrees that, upon request of Buyer, it shall undertake to obtain such consent. Buyer will reasonably cooperate to assist Seller in obtaining any such requested consents.
     7.6 Accounts Payable; Accounts Receivable; Post-Closing Payments.

     (i) Seller will pay all of the Accounts Payable and Application Fees in a timely and complete manner consistent with the past practices of the Business. In the event any third party seeks payment directly from the Buyer for accounts payable, or otherwise communicates to Buyer that they believe that amounts owed to them by the Seller in respect of the Business have not been paid when due then (i) Seller will promptly provide the Buyer with a report, outlining the status of such accounts payable in such detail and form as Buyer may reasonably request, and (ii) the Buyer may, in its reasonable discretion after prior consultation with Seller, directly pay such third party the accounts payable amount that Seller owes to such third party (the “Buyer Paid Accounts Payable”). Upon receipt from the Buyer of notice of payment of the Buyer Paid Account Payable, Seller will promptly reimburse the Buyer for the amount of the Buyer Paid Account Payable.
     (ii) Any payments of any kind received by the Buyer after the Closing Date with respect to the receivables of the Business for the period prior to the Closing Date will be received by the Buyer in trust for the Seller, as the property of the Seller, and the Buyer will, immediately upon receipt, deliver to and endorse such payments to the order of the Seller or, failing such action, immediately pay over all such revenues to the Seller. Any payment of any kind received by the Seller after the Closing Date with respect to any period after the Closing Date with respect to the receivables of the Business for the period beginning on the Closing Date and for periods after the Closing Date will be received by the Seller in trust for the Buyer, as the property of the Buyer, and the Seller will, immediately upon receipt, deliver to and endorse such payments to the order of the Buyer or, failing such action, immediately pay over all such revenues to the Buyer.
ARTICLE VIII
EMPLOYEES
     8.1 Employment of Seller’s Employees. Buyer agrees to offer employment to all Proposed New Hires and with respect to job title, position, base salary and Accrued PTO on terms no less favorable than the job title, position, base salary and Accrued PTO applicable to each such employee as in effect immediately prior to the Closing Date.
ARTICLE IX
NONCOMPETITION
     9.1 Non-competition.
     (i) For a period of five (5) years from the Closing Date (the “Non-Compete Period”), Seller shall not engage, as a principal or for its own account, or jointly with others as a stockholder, partner, member, consultant, or agent in any business or enterprise that engages anywhere in the United States in the development or marketing of any Web-based products the primary subject matter of which relates to selling products or services that compete with any of the four modules that comprise the Business (the “Competitive Activity”). Nothing contained herein shall prevent Seller from engaging in any activity other than the Competitive Activity.
     (ii) For a period of two (2) years after the end of the Non-Compete Period, Seller hereby agrees that if it desires to engage in the Competitive Activity and to utilize third-party services of a Person other than Buyer in connection therewith, Seller will contact Buyer and negotiate in good faith for a period of at least 10 calendar days prior to entering into any such services agreement with any other Person.
ARTICLE X
TAX MATTERS
     10.1 Tax Matters.
     (i) All transfer, sales, use and other non-Income Taxes incurred in connection with this Agreement and the transactions contemplated by this Agreement will be borne by Buyer. Buyer will pay all such transfer, sales, use and other non-Income Taxes to the applicable taxing authority and, at its own expense, Buyer will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer, sales, use and other non-Income Taxes, and, if required by applicable law, Seller will join in the execution of any such Tax Returns or other documentation. Buyer will make each such Tax Return available for Seller’s review and approval, which approval shall not be unreasonably withheld, no later than 25 business days prior to the due date for filing each such Tax Return.
     (ii) With respect to Taxes to be prorated in accordance with Section 7.4 only, Buyer will prepare and timely file all Tax Returns required to be filed with respect to the Purchased Assets, if any, and will duly and timely pay all such Taxes shown to be due on such Tax Returns. Buyer will make such Tax Returns available for Seller’s review and approval, which approval shall not be unreasonably withheld, no later than 25 business days prior to the due date for filing such Tax return. Within 20 business days after receipt of such Tax Return, Seller will pay to Buyer (or, Buyer may offset against amounts otherwise payable to Seller) its proportionate share of the amount shown as due on such Tax Return determined in accordance with Section 7.4 of this Agreement.
     (iii) Seller and Buyer will provide each other with such cooperation and information as each of them reasonably may request of the other in preparing and filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes, preparation for litigation or investigation of claims in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information will include providing copies of all relevant Tax Returns, documents and records, or portions thereof, relating exclusively to the Business (but not including income or franchise Tax Returns or portions thereof). Each of Seller and Buyer will make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Each of Seller and Buyer will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Business for the taxable year of Seller, ending on or after the Closing Date and for all previous years, until the expiration of the statute of limitations on tax claims or assessments of the taxable years to which such Tax

Returns and other documents relate. Any information obtained under this Section 10.1(iii) will be kept confidential in accordance with Section 7.1, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other tax proceeding.
     10.2 Treatment of Proration and Indemnity Payments. All payments made by Seller or Buyer, as the case may be, to or for the benefit of the other party pursuant to Section 7.4 or any indemnification obligations under this Agreement will be treated as adjustments to the Purchase Price for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement.
ARTICLE XI
INDEMNIFICATION
     11.1 Indemnification by Seller. Seller will indemnify, defend and hold Buyer and its respective successors and assigns, and respective officers, agents, employees and Affiliates (“Buyer Indemnified Parties”) harmless from and against any and all claims, liabilities, obligations, demands, causes of action, damages, costs or expenses, including reasonable attorney’s fees (collectively, “Damages”), suffered, paid or incurred by any of them resulting from or arising out of any (i) breach of Seller’s representations and warranties contained in this Agreement or any certificate delivered hereunder, (ii) breach of Seller’s covenants or undertakings contained in this Agreement, or any certificate delivered hereunder, or (iii) all costs, expenses and judgments arising out of the CollegeNet Litigation that relate to the operation of the Business before the Closing Date.
     11.2 Indemnification by Buyer. Buyer and the Company will jointly and severally indemnify, defend and hold Seller, its successors and assigns, and its officers, agents, employees and affiliates (“Seller Indemnified Parties”) harmless from and against any and all Damages suffered, paid or incurred by them resulting from or arising out of any (i) breach of Buyer’s or the Company ‘s representations and warranties, contained in this Agreement or any certificate delivered hereunder, (ii) breach of Buyer’s and the Company ‘s covenants or undertakings contained in this Agreement or any certificate delivered hereunder (iii) any Assumed Liabilities, (iv) any claim of any Advisor to Buyer or the Company arising out of the transactions contemplated by this Agreement and (v) all costs, expenses and judgments arising out of the CollegeNet Litigation that relate to the operation of the Business on or after the Closing Date.
     11.3 Indemnification Procedures Relating to Third Party Claims. As soon as reasonably possible after the receipt by Buyer or Seller of written notice of any claim, litigation or proceeding asserted by a third party that may give rise to liability under Sections 11.1 or 11.2 (a “Claim”), the indemnified party shall give written notice to Seller or Buyer, as the case may be (the “Indemnifying Party”), of such Claim, in reasonable detail, provided, however, that failure to give such notification shall not relieve the Indemnifying Party from its indemnification obligations except to the extent, if any, that the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the Indemnifying Party, as soon as reasonably possible after receipt thereof, copies of all notices and documents received by the indemnified party relating to such Claim. The Indemnifying Party shall have the right, within fifteen (15) days after being so notified, to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party in good faith and at the Indemnifying Party’s own expense. If notice is given to an Indemnifying Party of the commencement of a Claim and it does not, within fifteen (15) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnified party shall have the right to conduct and control the defense of such Claim without the Indemnifying Party’s consent (subject to the restrictions on settlement set forth below) and shall be entitled to payment from the Indemnifying Party of all reasonable costs of such defense (including reasonable attorney’s fees and expenses). In any Claim, the defense of which the Indemnifying Party has assumed, the indemnified party shall have the right to participate therein and retain its own counsel at its own expense, unless the named parties to any such litigation or proceeding (including impleaded parties) include both the Indemnifying Party and the indemnified party, and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in such case such separate counsel may be retained by the indemnified party at the expense of the Indemnifying Party. The Indemnifying Party may elect to settle any Claim defended by it without the written consent of the indemnified party provided that such settlement is limited to payment of monetary damages that are payable in full by the Indemnifying Party and the indemnified party is fully discharged at the time of the settlement from any liability with respect to the Claim. The Indemnified Party, to the extent it has assumed the defense of any Claim as provided above, may settle any Claim defended by it only with the consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnifying Party (or the indemnified party to the extent it has assumed the defense of any Claim as provided above) may not enter into any settlement that is not limited to payment of monetary damages without the indemnified party’s (or the Indemnifying Party’s) prior written consent, which will not be unreasonably withheld. The parties will use all reasonable efforts to cooperate fully with respect to the defense of any Claim.
     11.4 Limitations on Indemnification.
     (i) Neither Seller, on the one hand, nor Buyer and the Company on the other hand, will be required to indemnify and hold harmless the other with respect to a claim for Damages pursuant to Section 11.1(i) or Section 11.2(i) until the cumulative aggregate amount of all Damages of the party asserting the claim under Section 11.1(i) or 11.2(i), as the case may be, equals or exceeds Seventy-Five Thousand Dollars ($75,000) (the “Basket”), and then only for the amount by which such Damages exceed the Basket. Notwithstanding anything in this Agreement to the contrary notwithstanding, neither the Seller Indemnified Parties, on the one hand, and the Buyer Indemnified Parties on the other hand may recover indemnification under Sections 11.1(i) or 11.2(i) in an aggregate amount in excess of Eight Hundred and Twenty-Five Thousand Dollars ($825,000).
     (ii) No party may make any claim hereunder for consequential, special, incidental or punitive damages hereunder.
     11.5 Right of Offset. Any amounts payable by Seller to Buyer under this Article XI will exclusively be paid through an offset of remaining amounts that may be owed to Seller under the first year of the Sales and Marketing Agreement.
     11.6 Exclusive Remedy. Except for Buyer’s rights and remedies set forth in Section 12.4, and except in the event of fraud, the rights and remedies of Seller and Buyer under this Article XI are exclusive and in lieu of any and all other rights and remedies that Seller and

Buyer may have under this Agreement or otherwise for monetary relief with respect to any matter with respect to which indemnification may be sought under this Article XI.
ARTICLE XII
MISCELLANEOUS
     12.1 Survival of Representations and Warranties. The representations and warranties set forth in Article IV and Article V shall survive the Closing and will expire on the first anniversary of the Closing Date (the “Expiration Date”), except for those representations and warranties contained in Sections 4.1 (Authorization), 4.2 (Title to Purchased Assets), 4.12 (Employee Matters) and 5.2 (Authorization), all of which excepted representations and warranties shall remain in full force and effect until the expiration of the applicable statute of limitations, which date shall be deemed to be the Expiration Date for such actions; provided, however, that delivery by one party to the other of notice of a breach of any representation or warranty, specifying the breach in reasonable detail, and making a formal claim with respect thereto, on or prior to the Expiration Date shall be deemed to preserve such party’s claim. The covenants and obligations set forth in Article VII shall survive the Closing until fully performed in accordance with their terms and otherwise until the applicable statute of limitations runs thereon.
     12.2 Expenses. None of the parties hereto shall have any obligation to pay any of the fees and expenses of any other party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts.
     12.3 No Joint Venture. Nothing contained in this Agreement shall be construed to constitute the parties to be partners, co-employers, joint venturers, or agents of one another. Neither Seller, on the one hand, nor Buyer, on the other hand, shall have any power or authority to, nor shall any of them, obligate or bind the other in any manner except as specifically provided herein.
     12.4 Specific Performance. It is expressly understood and agreed that the material breach of any covenant contained in Section 7.1 (Confidentiality) will result in irreparable injury to the other party and that therefore such other party shall be entitled to specific performance thereof.
     12.5 Assignment. This Agreement or any of the rights or obligations hereunder may not be assigned by Seller without the prior written consent of Buyer, or by Buyer or the Company without the prior written consent of Seller. Any assignment in violation of this provision will be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person will have any right, benefit or obligation hereunder.
     12.6 Notices. Unless otherwise provided herein, any notice, approval or disapproval, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed given (i) if by transmission by facsimile or hand delivery, upon receipt thereof; (ii) if mailed via the official governmental mail system, seven (7) business days after mailing, provided said notice is sent postage pre-paid, via certified or registered mail, with a return receipt requested; or (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express or DHL Worldwide, two (2) business days after deposit therewith prepaid. All notices shall be addressed to the parties at the respective addresses as follows:

If to Seller, to:	The Princeton Review, Inc.
2315 Broadway
New York, New York 10024
Telephone: (212) 872-8282
Facsimile: (212) 874-0775
Attention: Mark Chernis and Margot Lebenberg, Esq.

With a copy to:	Patterson, Belknap, Webb & Tyler LLP
1133 Avenue of the Americas
New York, New York 10036
Telephone: (212) 336-2000
Facsimile: (212) 336-2222
Attention: Peter J. Schaeffer, Esq.

If to Buyer or the Company:	MRU Holdings, Inc.
1114 Avenue of the Americas, 30th Floor
New York, New York 10036
Telephone: (212) 836-4194
Facsimile: (212) 202-3746
Attention: Vishal Garg

With a copy to:	McGuire Woods LLP
77 West Wacker Drive
Suite 4100
Chicago, Illinois 60601
Telephone: (312) 750-3501
Facsimile: (312) 920-7249
Attention: David S. Guin, Esq.
     12.7 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions.
     12.8 Arbitration. Any dispute as to any claims under this Agreement shall be settled by arbitration in New York, New York by three arbitrators, one of whom shall be appointed by Seller, one by Buyer and the third of whom shall be appointed by the first two arbitrators. If either party fails to appoint an arbitrator within 30 days of a request in writing by the other party to do so or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days of their designation, then such arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of New York. Except as to the selection of arbitrators which shall be as set forth above, the arbitration shall be conducted promptly and expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association so as to enable the arbitrators to render an award within 90 days of the commencement of the arbitration proceedings. Any award issued as a result of arbitration shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The costs of the arbitration and the arbitrator shall be allocated as provided in the results of the arbitration. Notwithstanding the foregoing, if either Buyer or Seller are seeking relief that consists, in whole or in part, of a temporary restraining order, a temporary or permanent injunction or other equitable relief, such party may apply directly to a court of competent jurisdiction for such equitable relief without first having to submit the dispute to binding arbitration as provided above.
     12.9 Entire Agreement; Amendments and Waivers. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, modification or waiver of this Agreement shall be binding unless executed in writing by all parties. Such a signed writing containing a manual signature may be transmitted by electronically confirmed facsimile telephone transmission, but no other electronic embodiment or means of transmission (such as electronic mail, irrespective of whether an electronic or digital signature statute has been enacted in any relevant jurisdiction) shall constitute either a writing or a signature for purposes of this Section. No waiver of any term or condition or of any breach of this Agreement shall be deemed or shall constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when such counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterparts.
     12.11 Publicity. Upon execution and delivery of this Agreement, Seller and Buyer may each issue a press release announcing the transaction contemplated by this Agreement.
     12.12 Construction. The respective parties hereto and their attorneys have negotiated this Agreement, and the language hereof will not be construed for or against either party. A reference to a party, article, section, exhibit or schedule will mean a party, exhibit or schedule to, or an article or section in, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole. The terms “including” and “include” as used in this Agreement will be deemed to include the phrase “without limitation.” The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.
     12.13 Severability. Wherever possible, the validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this

Agreement will be held to be invalid, illegal or unenforceable in any respect, unless such a construction of such provision would be unreasonable.
     12.14 Failure to Enforce. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every such provision.
     12.15 Schedules. The Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement.
     12.16 Undertaking. The Company will perform, and will cause Buyer to perform, Buyer’s obligations owed to Seller under this Agreement. The Company hereby unconditionally guarantees to and for the benefit of Seller (a) the complete and punctual payment by Buyer of the Purchase Price to Seller, in accordance with the terms and conditions set forth herein; and (b) the complete and punctual performance of all other obligations of Buyer to Seller hereunder.
[Remainder of page intentionally left blank].

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THE PRINCETON REVIEW, INC.
By:	/s/Mark Chernis
	Name:	Mark Chernis
	Title:	President and Chief Operating Officer

EMBARK CORP.
By:	/s/ Randy L. Rasmussen
	Name:	Randy L. Rasmussen
	Title:	Secretary

MRU HOLDINGS, INC.
By:	/s/Vishal Garg
	Name:	Vishal Garg
	Title:	Chief Financial Officer

Appendix A
Wire Transfer Instructions